SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       Date of Report:  February 13, 1995



                         Seafield Capital Corporation
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            (Exact name of registrant as specified in its charter)

       Missouri                   0-16946                   43-1039532
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     (State of other     (Commission File Number)        (IRS Employer
     jurisdiction of                                    Identification
     incorporation)                                         Number)


     2600 Grand Ave.  Suite 500
     P. O. Box 410949
     Kansas City,  MO                                        64141
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     (Address of principal executive offices)              (Zip code)


                               (816)  842-7000
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            (Registrant's telephone number, including area code)




Item 5.     Other Events

On February 10, 1995, Seafield Capital Corporation (Seafield) issued a news release. The text of the news release is as follows:

Seafield Capital Corporation (Seafield) announced today that it has retained Alex. Brown and Sons Incorporated as financial advisor to assist the Company in considering strategic alternatives to maximize shareholder value. Seafield is a holding company that owns 82% of LabOne, Inc. (NASDAQ -"LABS") and 59% of Response Technologies, Inc. (ASE -"RTK") as well as a number of other investments and cash equivalents. LabOne, Inc. is the nation's leading insurance laboratory testing company and Response Technologies, Inc. is a prominent cancer treatment company with over 30 treatment centers.

One alternative that the Company expects to pursue is a cash-option merger of Seafield into LabOne. In this regard, the Company has made an initial presentation to LabOne's Board of Directors. In such a merger, Seafield shareholders may have the option of receiving cash as well as shares of LabOne. Such a merger would likely be preceded by Seafield's distribution to shareholders, or other disposition by Seafield, of its Response stock and other assets. If a definitive agreement with LabOne is reached, it is anticipated that such a merger would not occur until the early part of 1996 because of the time required to complete anticipated asset sales as well as shareholder and other approvals.

Seafield's Board also will consider other business combination proposals that are presented to it. Seafield cautioned that there can be no assurances that either a merger with LabOne or any other business combination will occur.




                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.

                                Seafield Capital Corporation

Date: February 13, 1995         By:  /s/ Steven K. Fitzwater
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                                    Steven K. Fitzwater
                                    Vice President, Chief Accounting
                                    Officer and Secretary